EXHIBIT 99.1

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

FOR IMMEDIATE RELEASE
CONTACT: John H. Castle, CEO
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Coldwater, Michigan, October 31, 2008: Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB) announced net income of $1,571,000 or $0.69 per diluted share, for the nine months ended September 30, 2008. This compares to $3,129,000, or $1.76 per diluted share, for the nine months ended September 30, 2007. Southern's net income for the three months ended September 30, 2008, was $21,000, or $0.01 per diluted share, compared to $1,082,000, or $0.61 per diluted share, for the same three month period a year ago.

John H. Castle, Chairman & Chief Executive Officer, stated, "Over the last 90 days, we have witnessed unprecedented stress in the financial and credit markets as reflected by recent legislation enacted by Congress and ongoing reports by the media. Southern has avoided many of the issues affecting the broader market, such as sub-prime loans, mortgage-backed securities and investments in Fannie Mae and Freddie Mac stock. However, Southern is not immune to the impact of these trying times, as delinquent and non-accrual loans have increased in both the commercial and consumer portfolios." Castle continued, "While it is impossible to project the magnitude or duration of the issues that presently have stalled the economy, we believe that our conservative credit culture and high lending standards have positioned us to weather the current credit cycle."

Non-performing loans totaled $10,449,000 at September 30, 2008, or 3.1% of total loans. This was an increase of $1,131,000 from June 30, 2008. The third quarter increase in non-performing loans resulted primarily from loans being placed on non-accrual status during the period.

The allowance for loan losses grew to $6,987,000, or 2.07% of total loans, at September 30, 2008, from $5,608,000, or 1.66% of total loans at the prior quarter end and $5,156,000 or 1.53%, at year end 2007. In the third quarter of 2008, provision for loan losses was $1,580,000 compared to $800,000 last quarter and $145,000 in the third quarter of 2007. On a year-to-date basis, Southern's provision for loan losses totaled $2,730,000 versus $345,000 a year ago. Over half of the 2008 increase in the provision for loan losses relates to a single large commercial credit in the automotive industry. The provision for loan losses resulted from management's quarterly evaluation of the loan portfolio using a methodology that estimates the amount of credit losses probable within the loan portfolio based on a number of factors, including loss & delinquency trends, current economic conditions, loan grades and concentrations. The Company and its subsidiary banks continue to be "well capitalized" under regulatory capital requirements.

Southern's 4.43% net interest margin for the nine month period ending September 30, 2008 remained strong when compared to peers and was relatively flat compared to the June 30, 2008 six month period of 4.41%. However, Southern's net interest margin declined from the 4.86% reported for the nine month period ending September 30, 2007. The decline is attributable to the declining rate environment as well as the reversal of interest related to loans placed on non-accrual status.

Financial results for 2008 were influenced by the acquisition of FNB Financial on December 1, 2007. In accordance with the purchase method of accounting, FNB's results of operations were included in Southern's consolidated statements of income from the date of acquisition. As a result of the merger, Southern recorded additional net loans of $76.8 million, securities of $40.2 million and additional deposits of $118.6 million at the time of the acquisition.

Southern Michigan Bancorp, Inc. is a two bank holding company. Its subsidiary banks are Southern Michigan Bank & Trust and FNB Financial. Its 19 offices throughout southern Michigan provide a broad range of consumer, business and wealth management services throughout the region. For more information, please visit our website, www.smb-t.com.

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This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Southern Michigan Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "believe" or "continue" and other similar words or expressions. Accounting estimates, such as the provision and allowance for loan losses, are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and Southern Michigan Bancorp, Inc., specifically, are also inherently uncertain. Additional information about factors that may adversely affect the matters addressed in forward-looking statements are contained in Southern's reports filed with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Investors should not place undue reliance on forward-looking statements as predictions of future results. Southern undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

SOUTHERN MICHIGAN BANCORP, INC.
UNAUDITED INTERIM FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)
	September 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$9,968	$14,470
Federal funds sold	18,077	6,449
Securities available for sale	65,242	77,515
Loans held for sale, net of valuation of -0- in 2008 and 2007	854	624
Loans, net of allowance for loan losses of $6,987 - 2008 ($5,156 - 2007)	330,249	330,822
Premises and equipment, net	13,187	13,335
Accrued interest receivable	2,765	3,387
Net cash surrender value of life insurance	9,418	10,015
Goodwill	13,422	13,422
Other intangible assets	2,810	3,091
Other assets	6,922	7,048
TOTAL ASSETS	$472,914	$480,178

LIABILITIES
Deposits:
Non-interest bearing	$52,119	$57,027
Interest bearing	348,617	342,142
Total deposits	400,736	399,169
Securities sold under agreements to repurchase and overnight borrowings	3,734	9,776
Accrued expenses and other liabilities	4,339	5,077
Other borrowings	12,770	14,753
Subordinated debentures	5,155	5,155
Total liabilities	426,734	433,930

Common stock subject to repurchase obligation in Employee Stock Ownership Plan, 98,357 shares outstanding in 2008 (92,203 in 2007)	1,298	2,029

SHAREHOLDERS' EQUITY
Preferred stock, 100,000 shares authorized; none issued or outstanding	-	-
Common stock, $2.50 par value:
Authorized - 4,000,000 shares
Issued - 2,312,507 shares in 2008 (2,307,924 shares in 2007)
Outstanding (other than ESOP shares) - 2,214,150 shares in 2008 (2,215,721 shares in 2007)	5,535	5,539
Additional paid-in capital	17,990	17,087
Retained earnings	21,813	21,629
Accumulated other comprehensive income, net	284	122
Unearned restricted stock compensation	(122)	(55)
Unearned Employee Stock Ownership Plan shares	(618)	(103)
Total shareholders' equity	44,882	44,219
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$472,914	$480,178

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Interest income:
Loans, including fees	$5,587	$5,105	$17,301	$15,157
Federal funds sold	116	133	339	456
Securities:
Taxable	455	502	1,590	1,113
Tax-exempt	233	155	716	461
Total interest income	6,391	5,895	19,946	17,187

Interest expense:
Deposits	1,615	2,022	5,453	5,726
Other	253	190	909	559
Total interest expense	1,868	2,212	6,362	6,285
Net Interest Income	4,523	3,683	13,584	10,902
Provision for loan losses	1,580	145	2,730	345

Net interest income after provision for loan losses	2,943	3,538	10,854	10,557

Non-interest income:
Service charges on deposit accounts	726	512	2,076	1,406
Trust fees	297	197	844	556
Net gains on security calls and sales	-	2	15	2
Net gains on loan sales	81	96	295	317
Earnings on life insurance assets	84	64	256	201
Gain on life insurance proceeds	-	-	390	-
Income and fees from automated teller machines	166	86	475	245
Other	201	123	670	302
Total non-interest income	1,555	1,080	5,021	3,029

Non-interest expense:
Salaries and employee benefits	2,715	1,884	7,977	5,624
Occupancy, net	273	251	1,048	699
Equipment	307	193	927	567
Printing, postage and supplies	169	81	489	262
Telecommunication expenses	87	47	283	150
Professional and outside services	324	201	1,096	506
Software maintenance	82	64	304	176
Amortization of other intangibles	94	-	281	-
Other	658	429	1,974	1,332
Total non-interest expense	4,709	3,150	14,379	9,316
INCOME BEFORE INCOME TAXES	(211)	1,468	1,496	4,270
Federal income taxes	(232)	386	(75)	1,141
NET INCOME	$21	$1,082	$1,571	$3,129

Basic Earnings Per Common Share	$.01	$.61	$.69	$1.77
Diluted Earnings Per Common Share	$.01	$.61	$.69	$1.76
Dividends Declared Per Common Share	$.20	$.20	$.60	$.60